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[AETNA LOGO]                                                  EXHIBIT 99(3)(iii)
                                                                    [PART 1]

                                BROKER AGREEMENT

                                     BETWEEN
               AETNA LIFE INSURANCE COMPANY, HARTFORD, CONNECTICUT
         AETNA LIFE INSURANCE AND ANNUITY COMPANY, HARTFORD, CONNECTICUT
             (HEREINAFTER COLLECTIVELY REFERRED TO AS "THE COMPANY")

                                       AND

                    ______________  of ____________________

                  Who is Hereby Appointed Broker of the Company

The Broker is authorized to solicit and submit to the Company applications for Life Insurance, Variable and Fixed Annuities, Accident, Sickness, and Hospitalization Insurance, Group Insurance and Group Annuities; to deliver the policies, collect first premiums thereon, and service the business.

In full compensation for his services, the Company will pay the Broker, or his executors or administrators, the commissions specified on the appropriate Schedules of Commissions on premiums paid to the Company on policies credited to him under this Agreement.

Life Insurance and Variable and Fixed Annuities (Other than Group)

The Commission on each premium paid during the continuance of this Agreement, on each life insurance or annuity policy, shall be as specified in the Company's Standard Schedule of Commissions for the Broker Agreement in force on the date of issue of the policy.


Accident, Sickness and Hospitalization Insurance.

Commissions on this business will be in accordance with the Standard Schedule of Commissions for Accident, Sickness and Hospitalization Insurance in force on the date of issue of the policy for Non-Cancelable or Guaranteed Renewable policies; or in force on the date the premium was due for Commercial policies.

Group Insurance and Group Annuities

Commissions on premiums for all Group Policies shall be as specified in the Company's Standard Commission Schedule applicable to the particular type of Group Policy or Policies, and in accordance with the Company's Group commission rules in force when the new business premium is written.

The "Standard Practices" listed in following pages constitute a part of this Agreement the same as though fully set forth over the signatures of the parties hereto.

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Signed at _______________________________ on __________________________

Effective: ______________________________

__________________________              __________________________
          Broker                             Life Sales Manager

--------------------------------------------------------------------------------

Life Code No. __________________________ Social Security No.________________


Aetna Life Insurance and Annuity                or

Code No. __________________________      IRS Account No. ___________________

(in triplicate)

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                                                              EXHIBIT 99(3)(iii)
                                                                    [PART 2]

                               STANDARD PRACTICES

1.   EXTENT OF AUTHORITY

     The Broker will obligate the Company only to the extent authorized by the rules and regulations set forth by the Company from time to time, or as may be authorized in writing by an officer of the Company. Specifically, the Broker is NOT AUTHORIZED and is expressly forbidden on behalf of the Company to make, alter or discharge contracts or waive forfeitures, quote extra rates, extend the time of payment of any premium, extend credit, guarantee dividends or estimate future dividends except through the use of authorized projections of the Company. Further, the Broker is not authorized to receive any money due or to become due the Company except the initial premiums. All funds collected for the Company must be immediately delivered to the Company. The Broker has no exclusive territory, and has no exclusive rights in any salary budget, group, pension or other multiple-life case, or term conversions.

2.   POLICIES CREDITED

     The Broker will be credited with all insurance and Variable and Fixed Annuity policies issued by the Company upon application bearing his name as Broker.

3.   COMPENSATION

     For all services rendered under this Agreement by the Broker, the Broker shall be compensated solely in accordance with the appropriate Schedule of Commissions for the amount of premium he or she was responsible for producing.

     The Company reserves the right to revise the Commission Schedules but the revision of Commission Schedules shall apply only to policies, contracts and securities thereafter issued. The publication of revisions of Commission Schedules shall constitute notification of the Broker, and revisions and Revised Schedules shall become a part of this Agreement on the effective date of these Schedules.

4.   COMMISSIONS - REFUND OF

     Should the Company for any reason refund any premium, the Broker will promptly, on demand, refund to the Company all commissions received on such premium. Commission adjustments will be made on decreases in premium on which first year commissions have previously been paid.

5.   COMMISSIONS ON SPECIAL CASES

     Commissions payable on the following cases, irrespective of any other provisions of this Agreement, will be at the rates allowed under the Company's rules and practices at the time the premium is due: (a) Premiums on back-dated conversions of Term Life Insurance



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     Policies; (b) Premiums on reinstatement of lapsed policies; (c) Premiums on insurance or annuities which, in the judgment of the Company is to take the place of insurance previously issued by the Company on the same life; (d) Premiums on special plans not shown in the Company's rate books, or on cases having special rate quotations.

6.   GROUP CONVERSIONS AND WAIVED PREMIUMS

     Commissions will not be payable on (1) premiums on conversions of Group and Employee Insurance, or (2) premiums waived on account of disability.

7.   SERVICE FEES

     Service fees are in payment for all services rendered by the Broker in providing customer service after the initial sale. Therefore, it is agreed that transferable service fees will be paid so long as the Broker, in the judgment of the Company, continues to service the customer or until the Broker's license or his Broker's Agreement to represent the Company is terminated.

8.   LICENSES

     Where consistent with state law, the Broker will be responsible for securing and keeping in effect any required licenses to represent the Company. The Broker agrees not to solicit any Company products unless he is properly licensed and, as necessary, registered with the National Association of Securities Dealers to do so. No person whether licensed or unlicensed may solicit any Company products on behalf of such licensed Broker unless approval in writing has been granted from an office of the Company.

9.   ADVANCES AND INDEBTEDNESS

     The Company is authorized to deduct either before or after the termination of the Agreement, the entire amount of any funds due to the Company or its affiliates, associates, parents or subsidiaries, but only to the extent of the actual amount owed by the Broker, including advances to the Broker, from any compensation due from the Company to the Broker. The Company shall have a first lien on all compensation payable under this Agreement for any of the funds, advances or debts described herein. To the extent that compensation due the Broker from the Company is insufficient to cover advances, the difference shall become a debt due to the Company.

     Interest at the rate of 6% per annum shall be charged on any indebtedness due the Company.

     Any compensation paid to a Broker for premiums or considerations later returned or credited to the customer or any overpayment of compensation shall be a debt due to the Company from the Broker. In addition to all other rights available to the Company as a creditor, they shall have the right to deduct such overpayment from any future compensation due.

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10.  ACCEPTANCE OF APPLICATIONS

     The Company reserves the right to refuse to accept or approve any application obtained by the Broker.

11.  ASSIGNMENT

     An assignment of commissions hereunder shall not be binding upon the Company until a copy thereof has been received and approved at the Company's Home Office. With respect to Variable Annuities, the Broker shall not assign any sum due hereunder without the prior written consent of an officer of Aetna Life Insurance and Annuity Company. The Company does not assume any responsibility for the validity or sufficiency of any assignment.

12.  LIABILITIES OF BROKER

     The Broker will be liable to the Company for all expenses, loss or damages suffered by the Company because of a violation of, or refusal or failure to comply with the terms of this Agreement or with any Federal or State laws, rules or regulations. The rights and remedies reserved by the Company hereunder shall be construed and held to be in addition to and not exclusive of any other right or remedy available to the Company.

13.  SECURITY PLANS

     Subject to their terms and conditions, the Broker shall be eligible for the Group Insurance, Deferred Compensation and Stock Purchase Plans for Brokers of the Company.

14.  GENERAL CONDUCT, REBATES, TWISTING

     The Broker will comply with all rules of the Company and with applicable Federal, state or other laws and regulations governing the sale of the Company's products. The Broker shall not rebate or offer all or any part of a premium on a policy issued or to be issued by the Company, or withhold any money or property of the Company. The Broker shall not at any time induce or endeavor to induce any customers of the Company to discontinue the payment of premiums or to relinquish any policy, contract or certificate or induce any Broker of the Company to leave its service. The Broker shall not directly or indirectly engage in selling practices involving "twisting", "switching", or "stripping" of contracts of the Company or of other companies offering mutual funds, securities, other investment contracts, annuities or insurance contracts.

15.  COMPANY FUNDS

     All funds coming into the Broker's possession from customers as premiums are funds of the Company and shall not be commingled with the Broker's personal funds but shall be immediately remitted to the Company. If any such funds are not remitted to the Company,

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     the Company shall have a first lien on all compensation due or which may become due the Broker to the extend of such funds.

16.  ADVERTISING

     The Broker agrees that he or she will not, directly or indirectly, use or disseminate any advertising matter, prospectuses, circulars, letters, booklets, schedules, stationery, broadcasting, or sales material of any kind concerning the Company or its products until approved by an office of the Company in writing.

17.  OWNERSHIP OF RECORDS

     All records, literature, authorization cards, sales aids, sales and rate manuals, and supplies of every kind and nature furnished to the Broker by the Company, shall be and remain the property of the Company.

     The Broker shall safely keep and preserve said property and shall replace at the Broker's expense any part thereof which may be lost, destroyed or defaced while the same are in the Broker's possession or control. On termination, the Broker shall deliver to the Company or such person as it may designate, all property in the Broker's possession or control. Pending return of these items the Company may withhold any and all compensation which may be due to the Broker.

18.  TERMINATION

     This Agreement may be terminated at any time by the Broker or by the Company by written notice to the other party. This Agreement shall terminate automatically (1) if the Broker dies or becomes totally and permanently disabled, either physically or mentally, (2) if the Broker fails to comply with any of the obligations of this Agreement or (3) upon termination of the Broker's license to represent the Company.

19.  REVOCATION OF PRIOR AGREEMENTS

     The execution of this Agreement by the parties hereto terminate and supersedes all previous contracts or agreements made between said parties except as to renewal commissions, first year commissions and the service fees provided for in such contracts, if any, that may now be due or shall become due the Broker on business heretofore written, PROVIDED, that nothing herein shall be construed to affect or waive any claim of any kind, whether for money or otherwise, of the Company against the Broker or any obligations or vested right under any prior contract or agreement.

     This Agreement shall be effective to cover all applications taken by the Broker on or after the date of this Agreement. Prior or subsequent verbal agreements to the contrary, this Agreement and the appropriate Schedules of Commission shall constitute the entire agreement between the parties.

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     The following provision shall govern commission assignments made with regard to Fixed or Variable Annuities, guaranteed cost, participating or group life or health products. If this Agreement replaces any Agreements with Aetna Life Insurance Company, Aetna variable Annuity Life Insurance Company or Aetna Financial Services, Inc. which were in effect on December 31, 1979, payments will continue to be made in the manner designated under such prior Agreements. Beneficiary designations in effect on December 31, 1979 will also remain in full force and effect under the January 1, 1980 Agreement.

20.  This contract shall be governed by the laws of the State of Connecticut.

21. The Company shall have the right to amend unilaterally the standard practices described herein.


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